As filed with the Securities and Exchange Commission on September 2, 2011.

Registration No. 333-173959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncor Electric Delivery Company LLC

(Exact name of registrant as specified in its charter)

Delaware	4911	75-2967830
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Allen Nye, Jr.

Senior Vice President, General Counsel & Secretary

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(214) 486-2067 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

W. Crews Lott

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

(214) 978-3000

(214) 978-3099 (facsimile)

Approximate date of commencement of proposed sale to the public: Not applicable. Termination of Registration Statement and deregistration of related securities that will not be sold pursuant to the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company	☐

DEREGISTRATION

This Post Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-173959) filed by Oncor Electric Delivery Company LLC (the “Company”) with the U.S. Securities and Exchange Commission on May 5, 2011 (the “Registration Statement”), in connection with offers and sales of the following Notes (as defined below) related to market-making transactions in the Notes (as defined below) in the secondary market, effected from time to time by specified affiliates of the Company:

•	$324,405,000 5.00% Senior Secured Notes due 2017;

•	$126,278,000 5.75% Senior Secured Notes due 2020; and

•	$475,000,000 5.25% Senior Secured Notes due 2040 (collectively, the “Notes”).

In accordance with the Company’s undertaking in Part II, Item 17(a)(3) of the Registration Statement, the Company hereby amends the Registration Statement to deregister all Notes of the Company registered under the Registration Statement and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 2nd day of September, 2011.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	Chairman of the Board and Chief Executive

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Shapard Robert S. Shapard	Chairman of the Board and Chief Executive	September 2, 2011

/s/ David M. Davis David M. Davis	Senior Vice President and Chief Financial Officer	September 2, 2011

/s/ Richard C. Hays Richard C. Hays	Controller (Principal Accounting Officer)	September 2, 2011

* Nora Mead Brownell	Director	September 2, 2011

* Richard C. Byers	Director	September 2, 2011

* Thomas M. Dunning	Director	September 2, 2011

* Robert A. Estrada	Director	September 2, 2011

* Thomas D. Ferguson	Director	September 2, 2011

* Monte E. Ford	Director	September 2, 2011

* William T. Hill, Jr.	Director	September 2, 2011

* Jeffrey Liaw	Director	September 2, 2011

* Richard W. Wortham III	Director	September 2, 2011

* Steven J. Zucchet	Director	September 2, 2011

* By:	/s/ E. Allen Nye, Jr. E. Allen Nye, Jr.	Attorney in Fact	September 2, 2011